EXHIBIT 99.1

News Release

PQ Group Holdings Announces Planned Chief Financial Officer Transition

MALVERN, PA, March 23, 2021 — PQ Group Holdings Inc. (NYSE:PQG), a leading integrated and innovative global provider of specialty catalysts, chemicals and services, today announced that Executive Vice President and Chief Financial Officer Michael Crews plans to retire in September 2021 and that he will be replaced by Michael Feehan, the Company’s current Vice President of Finance and Treasurer.

“With the completed divestiture of PQ’s Performance Materials business and the recently announced agreement to sell our Performance Chemicals segment, it is a logical time for me to step back,” said Mr. Crews. “I am proud of our financial performance and numerous other accomplishments that have occurred during my past five years at PQ, including our IPO, continuing debt reduction and capital returned to stockholders through a special dividend.”

“I want to thank Mike Crews for his hard and thoughtful work and his many contributions to the company’s success. I wish Mike all the best in the future,” said Belgacem Chariag, PQ’s Chairman, President and Chief Executive Officer. “At the same time, I am confident that Mike Feehan will bring high-caliber skill and professionalism to his new role, building on his long and successful experience. The rest of the management team and I look forward to continue working with him to further advance PQ and create additional value for its stockholders.”

Mr. Crews will work on an orderly transition of his duties to Mr. Feehan over the next six months.

Mr. Feehan, 45, first joined PQ in December 2006 and he has served as Vice President of Finance and Treasurer since May 2016. From 2006 to 2008, he served as Assistant Controller and from 2008 to 2016 he served as Corporate Controller. He holds a Bachelor of Business Administration degree from the University of Notre Dame and a Master of Business Administration degree from Villanova University.    Prior to joining PQ, Mr. Feehan served as Director of Finance and Corporate Controller for Radnor Holdings Corporation and began his career in public accounting with Arthur Andersen and KPMG.

Investor Contact:

Nahla A. Azmy

(610) 651-4561

Nahla.Azmy@pqcorp.com

About PQ Group Holdings Inc.

PQ Group Holdings Inc. is a leading integrated and innovative global provider of specialty catalysts, chemicals and services. We support customers globally through our strategically located network of manufacturing facilities. We believe that our products, which are predominantly inorganic, and services contribute to improving the sustainability of the environment. We have three uniquely positioned specialty businesses: Refining Services provides sulfuric acid recycling to the North American refining industry; Catalysts serves the packaging and engineering plastics and the global refining, petrochemical and emissions control industries; and Performance Chemicals supplies diverse product end uses, including personal and industrial cleaning products, fuel efficient tires, surface coatings, and food and beverage products. For more information, see our website at https://www.pqcorp.com.

Forward Looking Statements:

Certain statements in this press release are forward-looking statements. Such statements involve a number of risks, uncertainties and other factors which could cause actual results to differ materially.